SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  [X ]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement

[  ]  Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))

[  ]  Definitive Proxy Statement

[  ]  Definitive Additional Materials

[X ]  Soliciting Material Pursuant to Sections 240.14a-11(c) or Section
      240.14a-12

                             THE CHERRY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X]  No fee required

[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[  ]  Fee paid previously with preliminary materials

[  ]  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

CHERRY [Logo]

     CONTACT:  Dan King, Vice President of Finance and Administration
               The Cherry Corporation
               (847) 360-3541                              FOR IMMEDIATE RELEASE

            SPECIAL COMMITTEE OF CHERRY ACCEPTS ACQUISITION PROPOSAL

WAUKEGAN, Ill., June 5 /PRNewswire/ -- The Cherry Corporation (Nasdaq: CHER - news) today announced that it has accepted a proposal made by Peter Cherry and certain of his affiliates to acquire all of the outstanding common stock of the Company not now owned by Peter Cherry and his affiliates for $26.40 per share. Mr. Cherry and certain of his affiliates currently beneficially own about 52% of all outstanding Cherry Corporation common stock and have advised the Company's Board that they are not interested in selling their interests in the Company to a third party. Peter Cherry is the Chairman and President of the Company.

The Board of Directors of the Company approved an Agreement and Plan of Merger (the "Agreement") with a corporation owned by Peter Cherry and certain of his affiliates ("Mergerco") after an independent director Special Committee determined the transaction was fair to company shareholders other than Peter
Cherry and his affiliates. The Special Committee was advised by Wasserstein, Perella & Co., Inc. and legal counsel, Sidley & Austin. Pursuant to the Agreement, which contains customary conditions, Mergerco will commence as promptly as practicable a cash tender offer for any and all shares of Cherry Corporation common stock not now owned by Peter Cherry and his affiliates at a price of $26.40 net to the seller in cash, subject to the condition that the number of shares tendered when combined with those already owned by Peter Cherry and certain of his affiliates equal more than 67% of the shares of common stock issued and outstanding. No external financing will be required.

Following the tender offer, Mergerco will be merged with and into The Cherry Corporation and holders of Cherry Corporation common stock (other than Peter Cherry and certain of his affiliates) will have their shares converted into the right to receive $26.40 in cash. If Mergerco acquires enough shares in the tender offer so that Peter Cherry and certain of his affiliates own more than 90% of all outstanding shares of Cherry common stock, then the merger will take place without a vote of shareholders of The Cherry Corporation immediately after the tender offer is consummated.

The Cherry Corporation also announced the withdrawal of the proposal previously received from another company for the acquisition of the Company for $26.00 per share in cash and that its stockholders annual meeting previously scheduled for June 22, 2000 will be postponed pending the outcome of these transactions.

In April 2000, four class action lawsuits were filed in the Court of Chancery of the State of Delaware, alleging, inter alia, breach of fiduciary duties on the part of the directors of the Company in connection with Peter Cherry's proposal. On May 9, 2000, another class action suit was filed in Delaware Chancery Court. The Company believes these suits (which include requests for injunctions) are without merit.

The Cherry Corporation manufactures proprietary and custom electrical switches, sensors, electronic keyboards and controls for the worldwide automotive, computer, and consumer and commercial markets. The company has two operating divisions in the United States and seven wholly owned subsidiaries in Germany, England, France, Australia, Czech Republic, Mexico and Hong Kong. Cherry also has 50-50 joint ventures in Japan, Hirose Cherry Precision Company Limited, and in India, TVS Cherry Limited. Additional information is available on the company's website at http://www.cherrycorp.com.



                                      ###